3D Pioneer Systems, Inc. Expands its Management Team, Adding a Chief Marketing Officer and Vice President of Business Development

3D Pioneer Systems, Inc. ("3D Pioneer" or "the Company") (OTCQB/OTCBB: DPSM) today announced the hiring of two additional developers for the Company's Appaloza website and the hiring  of a Chief Marketing Officer to strengthen our gaming division.

Joshua O'Cock joins the company as our Chief Marketing Officer and Vice President of Business Development, responsible for driving the global marketing strategy and overseeing the Company's comprehensive marketing plan.  Mr. O'Cock has accepted this position with the Company just as we are readying ourselves for the release of our exciting new 3D game app, "Tangled Tut".

"Joshua has a wealth of industry and marketing experience that will drive 3D Pioneer well into the next phase of our growth," said Alexandros Tsingos, CEO of 3D Pioneer. "Josh's proven track record in marketing and business development demonstrates his critical role in growing strong companies."
"I am extremely enthusiastic about the huge potential and opportunities at 3D-Pioneer systems from both the marketing and business perspectives", said Joshua O'Cock, newly appointed Chief Marketing Officer and Vice President of Business Development. "3D Pioneer's gaming and printing divisions are both at the forefront of massively growing industries and as we move forward and build these two concepts we can plan for significant growth".

Mr. O'Cock joins the Company after his tenure at the University of Manchester, where he was most recently working as a Marketing Officer, mainly focused on driving the Web and Social media of the University. Mr. O'Cock holds a MSc in information systems, organizations and management while also holding a BSc (Hons) in business Management.

About 3D Pioneer

3D Pioneer Systems is a diversified technology company focused on delivering true plug and play 3d printers and printer applications that are designed to simplify the creative process and be accessible to a broad audience of consumers around the world. The Company is also a marketer and developer of cutting edge mobile games and software applications that consumers can download on a variety of operating systems.

Cautionary Note Regarding Forward-Looking Statements

Except for the statements of historical fact contained herein, the information presented in this press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward–looking statements can be identified by words such as "anticipates," "intends," "Plans," "Seeks," "believes," "estimates," "expects," and other similar references to future events.  By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Therefore, you should not place undue reliance on such forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially from our forecasted results. These risks and uncertainties include our ability to: attract end users; attract advertisers; our ability to successfully implement our current long-term growth strategy; as well as product demand, market competition, fluctuations in advertising payouts, delays in website & application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please review our filings with the SEC. Our public filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov.  The information provided is as of the date of this press release, and we expressly disclaim any duty to update information contained herein.

Contact:

3D Pioneer Systems Inc.
Tel: 855 598 4793
Email: ir@kingstonir.net